Exhibit 4.2

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO CANOPY GROWTH CORPORATION, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH LOCAL LAWS AND REGULATIONS, (C) IN ACCORDANCE WITH (1) RULE 144A UNDER THE U.S. SECURITIES ACT, OR (2) RULE 144 UNDER THE U.S. SECURITIES ACT AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (B), (C)(1), (C)(2) OR (D) ABOVE, A LEGAL OPINION REASONABLY SATISFACTORY TO THE BORROWER MUST FIRST BE PROVIDED TO THE BORROWER AND THE BORROWER’S TRANSFER AGENT TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM OR NOT SUBJECT TO REGISTRATION UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.

CANOPY GROWTH CORPORATION

SENIOR UNSECURED CONVERTIBLE DEBENTURE DUE July 8, 2031

DEBENTURE CERTIFICATE NUMBER: [CD-01]	PRINCIPAL AMOUNT: $27,500,000.00

CANOPY GROWTH CORPORATION, a company incorporated under the Canada Business Corporations Act and having its registered office at 1 Hershey Drive, Smiths Falls, ON, K7A 0A8, Canada (the “Borrower”), for value received, hereby acknowledges itself indebted and promises to pay to or to the order of [Debentureholder] (hereinafter referred to as the “Lender” or the “Debentureholder”), the principal amount of $27,500,000.00 Canadian Dollars (the “Principal Amount”) in lawful money of Canada in the manner hereinafter provided at the foregoing address of the nominee, or at such other place or places as the Lender may designate by notice in writing to the Borrower, on July 8, 2031 (the “Maturity Date”), or such earlier date as the Principal Amount may become due and payable, and to pay interest to the Lender on the Principal Amount outstanding from time to time owing hereunder to the date of payment as hereinafter provided, both before and after maturity or demand, default and judgment.

Commencing on the Registration Effective Date (as defined herein), the Debentureholder has the right, from time to time and at any time prior to 5:00 p.m. (Eastern time) on the earliest of: (i) the third Business Day (as defined herein) immediately preceding the Maturity Date; (ii) the Business Day immediately preceding the Mandatory Conversion Date (as defined herein); and (iii) the Business Day prior to any repurchase of this Debenture in accordance with the terms hereof, to convert all or any portion of the outstanding Principal Amount into Shares (as defined herein), at a price equal to the Conversion Price (as defined herein), subject to adjustment in certain events.

Subject to the terms and conditions of this Debenture, unless the Lender exercises the Conversion Right (as defined herein), the Borrower exercises the Mandatory Conversion Right (as defined herein) attached to this Debenture or there is any repurchase of this Debenture in accordance with the terms hereof, the Principal Amount owing, or the portion of the Principal Amount which has yet to be converted, together with any accrued and unpaid interest owing thereon and all other amounts now or hereafter payable hereunder (collectively, the “Obligations”) shall be due and payable on the Maturity Date in accordance with the terms hereof. This Debenture is issued subject to the terms and conditions appended hereto as Schedule A.

(signature page follows)

IN WITNESS WHEREOF, the Borrower has caused this Debenture to be executed by a duly authorized officer and takes effect and is delivered on the date stated below.

DATED for reference this [__________] day of [__________], 2026

CANOPY GROWTH CORPORATION

By:
Name:
Title:
Properly authorized representative

(See terms and conditions attached hereto)

Schedule A – Terms and Conditions for Senior Unsecured Convertible Debenture

Article 1 – Interpretation

Section 1.1 Definitions

In this Debenture, the following terms shall have the following meanings:

(1)            “Additional Amounts” has the meaning attributed thereto in Section 9.1(b);

(2)            “Applicable Laws” means all applicable laws, rules, regulations, policies, statutes, ordinances, codes, orders, consents, decrees, judgments, decisions, rulings, awards of any governmental authority and the terms and conditions of any Authorizations, including any judicial or administrative interpretation thereof;

(3)            “Attribution Parties” means, collectively the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Closing Date, directly or indirectly managed or advised by the Debentureholder’s investment manager or any of its affiliates or principals, (ii) any direct or indirect affiliates of the Debentureholder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Debentureholder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Borrower’s Shares would or could be aggregated with the Debentureholder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of this definition is to subject collectively the Debentureholder and all other Attribution Parties to the Maximum Percentage;

(4)            “Authorization” means any regulatory approval, licence, permit, approval, consent, certificate, registration, filing or other authorization of or issued by any governmental authority, including any material licenses required in respect of the operation of the Borrower and Subsidiaries’ business;

(5)            “Borrower” has the meaning ascribed thereto on the face page of this Debenture;

(6)            “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Toronto, Canada are authorized by law to close;

(7)            “Capital Reorganization” has the meaning attributed thereto in Section 4.3(5);

(8)            “Change of Control” means:

(a)	any transaction (whether by purchase, merger or otherwise) whereby a Person or Persons acting jointly or in concert (within the meaning of Applicable Laws) directly or indirectly acquires the right to cast, at a general meeting of shareholders of the Borrower, more than 50% of the votes attached to the Shares that may be ordinarily cast at a general meeting;

(b)	the Borrower’s arrangement, amalgamation, consolidation or merger with or into any other Person, or any merger of another Person into the Borrower, unless the holders of voting securities of the Borrower immediately prior to such arrangement, amalgamation, consolidation or merger hold securities representing 50% or more of the voting control or direction in the Borrower or the successor entity upon completion of the arrangement, amalgamation, consolidation or merger; or

(c)	any conveyance, transfer, sale lease or other disposition of all or substantially all of the Borrower’s and the Borrower’s subsidiaries’ assets and properties, taken as a whole, to another arm’s length Person.

(9)            “Closing Date” has the meaning set forth in the Exchange Agreement;

(10)          “Conversion Notice” has the meaning attributed thereto in Section 4.2;

(11)          “Conversion Price” means $1.83 per Share, subject to adjustment in accordance with the adjustment provisions of Article 4;

(12)          “Conversion Right” has the meaning attributed thereto in Section 4.1;

(13)           “Converted Debenture Amount” has the meaning attributed thereto in Section 4.1;

(14)          “Current Market Price” has the meaning attributed thereto in Section 4.3(2);

(15)          “Debentureholder” has the meaning ascribed thereto on the face page of this Debenture;

(16)          “Debentures” means this senior unsecured convertible debenture and any other senior unsecured convertible debentures substantially on the same terms as this Debenture issued by the Borrower in an aggregate principal amount equal to $55,000,000 on or about the Closing Date;

(17)          “dividends paid in the ordinary course” has the meaning attributed thereto in Section 4.3(3);

(18)          “Event of Default” has the meaning attributed thereto in Section 7.1;

(19)          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(20)          “Exchange Agreement” means the exchange agreement entered into between the Lender and Borrower dated January 7, 2026 in respect of, among other things, the Debentures;

(21)          “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(22)          “Indebtedness” has the meaning attributed thereto in Section 7.1;

(23)          “Interest Payment Date” means June 30 and December 31 of each year;

(24)          “Issue Date” has the meaning attributed thereto in Section 4.2(1);

(25)          “Lender” has the meaning ascribed thereto on the face page of this Debenture;

(26)          “Mandatory Conversion Date” has the meaning given to such term in Section 3.5;

(27)          “Mandatory Conversion Notice” has the meaning given to such term in Section 3.5;

(28)          “Mandatory Conversion Right” means the right attached to this Debenture which permits the Borrower to convert the Principal Amount into Shares in accordance with Section 3.5;

(29)          “Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), or financial conditions of the Borrower and its Subsidiaries, taken as a whole, (ii) the authority or ability of the Borrower to perform any of its obligations hereunder, or (iii) the transactions contemplated hereby or any other agreements or instruments to be entered into in connection herewith or therewith;

(30)          “Maturity Date” has the meaning ascribed thereto on the face page of this Debenture;

(31)          “Maximum Percentage” has the meaning attributed thereto in Section 4.4;

(32)          “Merger” means any transaction (whether by way of consolidation, amalgamation, merger, transfer, sale or lease) whereby all or substantially all of the Borrower’s assets would become the property of any other Person, or, in the case of any such consolidation, amalgamation or merger, of the continuing corporation or other entity resulting therefrom;

(33)          “Obligations” has the meaning ascribed thereto on the face page of this Debenture;

(34)          “Per Share Cost” has the meaning attributed thereto in Section 4.3(2);

(35)          “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof;

(36)          “Principal Amount” has the meaning ascribed thereto on the face page of this Debenture;

(37)          “Registration Effective Date” means the date that the Registration Statement and any amendment is declared effective by the SEC registering the resale of the Shares issuable under the terms of this Debenture;

(38)          “Registration Statement” means a registration statement on Form S-3 to facilitate or register the resale of the Shares underlying this Debenture;

(39)          “Reported Outstanding Share Number” has the meaning ascribed thereto in Section 4.4;

(40)          “Rights Offering” has the meaning attributed thereto in Section 4.3(2);

(41)          “Rights Period” has the meaning attributed thereto in Section 4.3(2);

(42)          “SEC” means the United States Securities and Exchange Commission;

(43)          “Shares” means the common shares in the capital of the Borrower or the voting shares of the continuing corporation or other resulting issuer formed as a result of a Merger;

(44)          “Special Distribution” has the meaning attributed thereto in Section 4.3(3);

(45)          “Subsidiary” has the meaning set forth in the Exchange Agreement;

(46)          “Taxes” means any present or future income and other taxes, levies, rates, royalties, deductions, withholdings, assessments, fees, dues, duties, imposts and other charges of any nature whatsoever, together with any interest and penalties, additions to tax and other additional amounts, levied, assessed or imposed by any governmental authority;

(47)          “trading day” means a day on which the TSX is open for trading (or if the Borrower’s Shares are not then listed on the TSX, such other recognized stock exchange or quotation system on which the Shares may trade or be quoted);

(48)          “TSX” means the Toronto Stock Exchange;

(49)          “USD$” means the lawful money of the United States of America;

(50)          “VWAP” means the per share volume weighted average trading price of the Shares for the applicable period (which must be calculated utilizing days in which the Shares actually trade) on the TSX (or if the Shares are no longer traded on the TSX, on such other exchange as the Shares are then traded); and

(51)          “$” means the lawful money of Canada.

Section 1.2 Headings

The inclusion of headings in this Debenture is for convenience of reference only and shall not affect the construction or interpretation hereof.

Section 1.3 Currency

Unless otherwise indicated, all amounts in this Debenture are stated and shall be paid in currency of Canada.

Section 1.4 Number, Gender and Persons

Unless the context otherwise requires, words importing the singular in number only shall include the plural and vice versa, words importing the use of gender shall include the masculine, feminine and neuter genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

Section 1.5 Severability

If any provision of this Debenture is determined by a Court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each such provision shall be interpreted in such a manner as to render them valid, legal and enforceable to the greatest extent permitted by Applicable Laws. Each provision of this Debenture is declared to be separate, severable and distinct.

Section 1.6 Entire Agreement

This Debenture, including any schedules attached hereto, and the Exchange Agreement constitute the entire agreement between the Borrower and the Lender relating to the subject matter hereof, and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements, understandings, conditions or collateral agreements, whether oral or written, express or implied, with respect to the subject matter hereof.

Article 2 – Payment of Principal, Interest and Other Considerations

Section 2.1 Repayment of Principal

Subject to the terms and conditions hereof, the Principal Amount outstanding on this Debenture, together with any accrued and unpaid interest owing thereon, shall be repaid by the Borrower to the Lender on the Maturity Date in cash.

Section 2.2 Interest Payable

(1)                  The Principal Amount shall bear interest from the Closing Date at the rate of 7.50% per annum (calculated on the basis of a 360 day year consisting of twelve (12) thirty (30) day months and based on the actual number of days elapsed including the first day, but excluding the day on which such calculation or payment is being made), payable in equal, semi-annual payments in arrears on each Interest Payment Date in each year, the first such payment to fall due on June 30, 2026 and the last such payment (representing interest payable from the last Interest Payment Date to, but excluding, the Maturity Date or the earlier date of conversion of this Debenture) to fall due on the Maturity Date or such earlier date of conversion, payable after as well as before maturity and after as well as before default, with interest on amounts in default or after maturity at the same rate, compounded semi-annually.

Section 2.3 Additional Interest Payable in Event of Default

If any Event of Default shall occur and be continuing for any reason, except for such Event of Default that can be cured by the Borrower within ten (10) Business Days from the date notice is provided to the Lender in accordance with Section 6.1(9) or as otherwise permitted by the Lender, additional interest on the Principal Amount outstanding under this Debenture and with respect to overdue principal and interest, shall be payable at the rate of two percent (2%) per annum, calculated and payable as aforesaid in Section 2.2(1) (or in advance at the option of the Borrower), from the date of the occurrence of an Event of Default, and shall be paid on the applicable Interest Payment Dates during the period that an Event of Default is continuing. Notwithstanding the foregoing, this Section 2.3 shall not apply to any Event of Default that has been cured or waived by the Lender.

Section 2.4 Rank

This Debenture will constitute direct unsecured obligations of the Borrower. Except as prescribed by law, this Debenture and all amounts owing hereunder rank pari passu with all other existing and future senior unsecured indebtedness of the Borrower and will be subordinate to all existing and future secured indebtedness of the Borrower.

Article 3 – Redemption or Purchase of Debenture

Section 3.1 Redemption by the Borrower

The Borrower shall not be permitted to redeem or repay this Debenture at any time prior to the Maturity Date without the prior written consent of the Debentureholder, in its sole and absolute discretion.

Section 3.2 Redemption, Exchange or Conversion if Change of Control

The Borrower shall notify the Debentureholder of a Change of Control or Merger in accordance with Section 3.3, and the Debentureholder shall, in its sole discretion, have the right to require the Borrower to, either: (i) if following the Change of Control the Borrower or any new or successor issuer ceases to be a reporting issuer or its equivalent in any foreign jurisdiction, purchase this Debenture at a price equal to the outstanding Principal Amount together with accrued and unpaid interest payable in cash; or (ii) (A) if the Change of Control results in a new or successor reporting issuer, or (B) if the Borrower is acquired by a reporting issuer or its equivalent in any foreign jurisdiction, convert this Debenture into a replacement debenture of the new or successor issuer or the acquiring reporting issuer, as applicable, in the aggregate outstanding Principal Amount of this Debenture on substantially the same terms of this Debenture and the Conversion Price shall be adjusted to reflect the Change of Control; or (iii) convert this Debenture at the Conversion Price.

Section 3.3 Notice of Change of Control

Upon the occurrence of any event constituting a Change of Control or Merger, the Borrower shall give written notice to the Lender of such Change of Control or Merger as soon as reasonably possible prior to the effective date of any such Change of Control or Merger and in any event, not later than thirty (30) days after the consummation of a Change of Control or Merger.

Section 3.4 Purchases for Cancellation

The Borrower will have the right at any time and from time to time to purchase this Debenture in the market, by tender, or by private contract.

Section 3.5 Mandatory Conversion Right

(1)            If, prior to the Maturity Date but only after the Registration Effective Date, the average closing price for the Shares for any consecutive ten (10) trading day period is equal to or greater than 150% of the Conversion Price, as adjusted in accordance with this Debenture, the Borrower may force conversion, in whole or in part (at the sole and absolute discretion of the Borrower), of the Principal Amount outstanding (less any Taxes required by law to be deducted or withheld) under this Debenture at the Conversion Price, upon giving the Debentureholder thirty (30) days prior written notice (the “Mandatory Conversion Notice”). The Debentureholder may convert this Debenture in whole or in part into Shares at any time prior to 5:00 p.m. (Eastern Time) on the Business Day prior to the Mandatory Conversion Date.

(2)            In the event that the Borrower exercises its right of mandatory conversion of all or a portion of the Principal Amount outstanding under this Debenture pursuant to Section 3.5(1), the effective date for the mandatory conversion (the “Mandatory Conversion Date”) shall be: (i) the date stipulated in the Mandatory Conversion Notice; or (ii) if no date is so stipulated in the Mandatory Conversion Notice, the date that is thirty (30) days following the date of such Mandatory Conversion Notice, and upon such Mandatory Conversion Date: (i) the Principal Amount stipulated to be converted in the Mandatory Conversion Notice (less any Taxes required by law to be deducted or withheld) shall be deemed to be converted into Shares at the then applicable Conversion Price; and (ii) the Debentureholder shall be entered in the books of the Borrower as at the Mandatory Conversion Date as the holder of such number of Shares. On the Mandatory Conversion Date, the Borrower shall pay the Debentureholder all applicable accrued and unpaid interest (less any tax required by law to be deducted or withheld) in cash.

Article 4 – Conversion

Section 4.1 Conversion Right.

(1)            Upon and subject to the terms and conditions hereinafter set forth, the Lender shall have the right (the “Conversion Right”), but not the obligation, at any time, and from time to time, up to and including earlier of: (a) the third Business Day immediately preceding the Maturity Date; (b) the Business Day immediately preceding the Mandatory Conversion Date; and (c) the Business Day prior to any repurchase of this Debenture in accordance with the terms hereof, to notify the Borrower that it wishes to (i) convert, for no additional consideration, all or any part of the Principal Amount of this Debenture (the “Converted Debenture Amount”) into that number of fully paid and non-assessable Shares that is equal to the Converted Debenture Amount divided by the Conversion Price, provided that the Lender must convert the Principal Amount of this Debenture in a minimum amount of $50,000, unless the principal amount remaining is less than $50,000 in which case, the entire remaining amount shall be converted, and (ii) receive, in cash only, accrued and unpaid interest on the Principal Amount being converted. For greater certainty, if the Lender is electing to convert all or a portion of the Principal Amount, then the applicable amount of accrued and unpaid interest on the Principal Amount being converted must be paid by the Borrower up to, but excluding, the applicable date of conversion in accordance with Article 2.

(2)            The Conversion Right shall extend only to the maximum number of whole Shares into which the Principal Amount of this Debenture or any part thereof may be converted in accordance with this Section 4.1. Fractional interests in Shares shall be adjusted in the manner provided in Section 4.5.

Section 4.2 Conversion Procedure

(1)            The Conversion Right may be exercised by the Lender by completing and signing the notice of conversion (the “Conversion Notice”) attached hereto as Schedule B and delivering the Conversion Notice and this Debenture to the Borrower. The Conversion Notice shall provide that the Conversion Right is being exercised, shall specify the Principal Amount being converted and shall set out the date (the “Issue Date”) on which Shares are to be issued upon the exercise of the Conversion Right (such date to be immediately after the Conversion Notice is issued and in any event within three (3) Business Days after the day the Conversion Notice is issued). The conversion shall be deemed to have been effected immediately prior to the close of business on the Issue Date and the Shares issuable upon conversion shall be deemed to be issued as fully paid and non-assessable at such time. On the Issue Date, the required number of Shares shall be issued and accrued and unpaid interest shall be paid to the Lender. If less than all of the Principal Amount of this Debenture is the subject of the Conversion Right, then on the Issue Date, the Borrower, if requested by the Lender, shall deliver to the Lender a replacement Debenture in the form hereof in the principal amount of the unconverted principal balance hereof, and this Debenture shall be cancelled. If the Conversion Right is being exercised in respect of the entire Principal Amount of this Debenture, this Debenture shall be cancelled and the Borrower will be released from all of its obligations and liabilities under this Debenture. With the Conversion Notice, the Lender shall provide the Borrower with its written calculation of the amount of accrued and unpaid interest on the Converted Debenture Amount pursuant to the Conversion Notice up to the date of that Conversion Notice and a per diem amount thereon.

Section 4.3 Adjustment of Conversion Price

The Conversion Price in effect at any date shall be subject to adjustment from time to time as follows:

(1)            If and whenever at any time prior to the Maturity Date, the Borrower shall:

(a)	subdivide or re-divide the outstanding Shares into a greater number of Shares;

(b)	reduce, combine or consolidate the outstanding Shares into a smaller number of Shares;

(c)	issue Shares (or securities convertible into or exchangeable for Shares) to the holders of all or substantially all of the outstanding Shares by way of stock dividend; or

(d)	make a distribution on its outstanding Shares payable in Shares or securities exchangeable for or convertible into Shares,

the Conversion Price in effect on the effective date of such subdivision, re-division, reduction, combination or consolidation or on the record date for such issue of Shares (or securities convertible into or exchangeable for Shares) by way of a stock dividend or other distribution, as the case may be, shall, in the case of the events referred to in Sections 4.3(1)(a), (c) and (d)  above, be decreased in proportion to the increase in the number of outstanding Shares resulting from such subdivision, re-division or dividend (including, in the case where securities convertible into or exchangeable for Shares are issued, the number of Shares that would have been outstanding had such securities been converted into or exchanged for Shares on such effective or record date) or shall, in the case of the events referred to in Section 4.3(1)(b) above, be increased in proportion to the decrease in the number of outstanding Shares resulting from such reduction, combination or consolidation on such effective or record date. Such adjustment shall be made successively whenever any event referred to in this Section 4.3(1) shall occur. Any such issue of Shares (or securities convertible into or exchangeable for Shares) by way of a stock dividend or other distribution shall be deemed to have been made on the record date for the stock dividend or other distribution for the purpose of calculating the number of outstanding Shares under Sections 4.3(2) and (3); to the extent that any such securities are not converted into or exchanged for Shares prior to the expiration of the conversion or exchange right, the Conversion Price shall be readjusted effective as at the date of such expiration to the Conversion Price which would then be in effect based upon the number of Shares actually issued on the exercise of such conversion or exchange right.

(2)            If and whenever at any time prior to the Maturity Date, the Borrower shall fix a record date for the issuance of rights, options or warrants to all or substantially all the holders of its outstanding Shares entitling them, for a period expiring not more than forty-five (45) days after such date of issue (such period from the record date to the date of expiry being referred to in this Section 4.3(2) as the “Rights Period”), to subscribe for or purchase Shares (or securities convertible into or exchangeable for Shares) (such subscription price per Share (inclusive of any cost of acquisition of securities exchangeable for or convertible into Shares in addition to any direct cost of Shares) being referred to in this Section 4.3(2) as the “Per Share Cost”), the Borrower shall give written notice to the Lender with respect thereto (any of such events herein referred to as a “Rights Offering”), and the Lender shall have fifteen (15) days after receipt of such notice to elect to convert any or all of the Principal Amount of this Debenture into Shares at the then applicable Conversion Price and otherwise on terms and conditions set out in this Debenture. If the Lender elects to convert any or all of the Principal Amount of this Debenture, such conversion shall occur immediately prior to the record date for the issuance of such rights, options or warrants. If the Lender elects not to convert any of the Principal Amount of this Debenture, there shall continue to be an adjustment to the Conversion Price as a result of the issuance of such rights, options or warrants, in the manner hereinafter provided. The Conversion Price will be adjusted effective immediately after the end of the Rights Period to a price determined by multiplying the Conversion Price in effect immediately prior to the end of the Rights Period by a fraction:

(a)	the numerator of which is the aggregate of:

(i)	the number of Shares outstanding as of the record date for the Rights Offering; and

(ii)	the number determined by dividing the product of the Per Share Cost and:

(A)	where the event giving rise to the application of this Section 4.3(2) was the issue of rights, options or warrants to the holders of Shares under which such holders are entitled to subscribe for or purchase additional Shares, the number of Shares so subscribed for or purchased during the Rights Period, or

(B)	where the event giving rise to the application of this Section 4.3(2) was the issue of rights, options or warrants to the holders of Shares under which such holders are entitled to subscribe for or purchase securities exchangeable for or convertible into Shares, the number of Shares for which those securities so subscribed for or purchased during the Rights Period could have been exchanged or into which they could have been converted during the Rights Period, by the Current Market Price (as hereinafter defined) of the Shares as of the record date for the Rights Offering; and

(b)	the denominator of which is

(i)	in the case described in subparagraph 4.3(2)(a)(ii)(A), the number of Shares outstanding, or

(ii)	in the case described in subparagraph 4.3(2)(a)(ii)(B), the number of Shares that would be outstanding if all the Shares described in subparagraph 4.3(2)(a)(ii)(B) had been issued,

as at the end of the Rights Period.

“Current Market Price” of the Shares at any date, means the VWAP at which the Shares have traded on the TSX or, if the Shares are not listed on any stock exchange, then on the over-the-counter market, for any twenty (20) consecutive trading days selected by the Borrower commencing not later than forty-five (45) trading days and ending no later than five (5) trading days before such date; provided, however, if such Shares are not traded during such forty-five (45) day period for at least twenty (20) consecutive trading days, the simple average of the following prices established for each of twenty (20) consecutive trading days selected by the Borrower commencing not later than forty-five (45) trading days before such date:

(a)	the average of the bid and ask prices for each day on which there was no trading, and

(b)	the closing price of the Shares for each day that there was trading,

or in the event that at any date the Shares are not listed on the TSX or on the over-the-counter market, the current market price shall be as determined by the directors of the Borrower or such firm of independent chartered accountants as may be selected by the directors of the Borrower, acting reasonably, and in good faith in their sole discretion.

Any Shares owned by or held for the account of the Borrower or its Subsidiaries or affiliate (as defined in the Securities Act (Ontario)) of the Borrower will be deemed not to be outstanding for the purpose of any such computation under this Section 4.3(2).

If by the terms of the rights, options or warrants referred to in this Section 4.3(2), there is more than one purchase, conversion or exchange price per Share, the aggregate price of the total number of additional Shares offered for subscription or purchase, or the aggregate conversion or exchange price of the convertible securities so offered, will be calculated for purposes of the adjustment on the basis of

(c)	the lowest purchase, conversion or exchange price per Share, as the case may be, if such price is applicable to all Shares which are subject to the rights, options or warrants, and

(d)	the average purchase, conversion or exchange price per Share, as the case may be, if the applicable price is determined by reference to the number of Shares acquired.

To the extent that any adjustment in the Conversion Price occurs pursuant to this Section 4.3(2) as a result of the fixing by the Borrower of a record date for the distribution of rights, options or warrants referred to in this Section 4.3(2), the Conversion Price will be readjusted immediately after the expiration of any relevant exchange, conversion or exercise right to the Conversion Price which would then be in effect based upon the number of Shares actually issued and remaining issuable after such expiration, and will be further readjusted in such manner upon expiration of any further such right.

If the Lender has exercised its Conversion Right in accordance herewith during the Rights Period, the Lender will, in addition to the Shares to which it is otherwise entitled upon such exercise, be entitled to that number of additional Shares equal to the result obtained when the difference, if any, between the Conversion Price in effect immediately prior to, and the Conversion Price in effect immediately following the end of such Rights Offering pursuant to this Section 4.3(2), is multiplied by the number of Shares received upon the exercise of the Conversion Right during such period, and the resulting product is divided by the Conversion Price as adjusted for such Rights Offering pursuant to this Section 4.3(2); provided that no fractional Shares will be issued. Such additional Shares will be deemed to have been issued to the Lender immediately following the end of the Rights Period and a certificate for such additional Shares will be delivered to the Lender within ten (10) Business Days following the end of the Rights Period.

(3)            If and whenever at any time prior to the Maturity Date, the Borrower shall fix a record date for the making of a distribution to all or substantially all the holders of its outstanding Shares of (i) shares of any class other than Shares (or other than securities convertible into or exchangeable for Shares), or (ii) rights, options or warrants (other than rights, options or warrants referred to in Section 4.3(2)), or (iii) evidences of its indebtedness, or (iv) assets (other than dividends paid in the ordinary course) then, in each such case, the Borrower shall give written notice to the Lender with respect thereto, and the Lender shall have fifteen (15) days after receipt of such notice to elect to convert any or all of the Principal Amount of this Debenture into Shares at the then applicable Conversion Price and otherwise on terms and conditions set out in this Debenture. If the Lender elects to convert any or all of the Principal Amount of this Debenture, such conversion shall occur immediately prior to the record date for the making of such distribution. If the Lender elects not to convert any of the Principal Amount of this Debenture, there shall continue to be an adjustment to the Conversion Price as a result of the making of such distribution, (herein referred to as a “Special Distribution”) determined in the manner hereafter set out. In this Section 4.3(3) the term “dividends paid in the ordinary course” shall include the value of any securities or other property or assets distributed in lieu of cash dividends paid in the ordinary course at the option of shareholders.

The Conversion Price will be adjusted effective immediately after such record date to a price determined by multiplying the Conversion Price in effect on such record date by a fraction:

(a)	the numerator of which is:

(i)	the product of the number of Shares outstanding on such record date and the Current Market Price of the Shares on such record date; less

(ii)	the aggregate fair market value (as determined by action by the directors of the Borrower, acting reasonably) to the holders of the Shares of such securities or property or other assets so issued or distributed in the Special Distribution; and

(b)	the denominator of which is the number of Shares outstanding on such record date multiplied by the Current Market Price of the Shares on such record date.

Any Shares owned by or held for the account of the Borrower or its Subsidiaries or affiliate of the Borrower will be deemed not to be outstanding for the purpose of any such computation.

(4)            In the case of any reclassification of, or other change in, the outstanding Shares pursuant to a Merger, if the Lender elects not to redeem this Debenture in accordance with Section 3.2, the Lender may elect, prior to the effective date of such Merger, to convert any or all of the Principal Amount of this Debenture into Shares at the then applicable Conversion Price and otherwise on terms and conditions set out in this Debenture. To exercise such right the Lender must provide a notice in writing to the Borrower no later than seven (7) days prior to the effective date of such Merger, failing which the Lender’s right to convert this Debenture as a consequence of such Merger shall cease. If the Lender elects to convert any or all of the Principal Amount of this Debenture, such conversion shall occur immediately prior to the effective date of such Merger. If the Lender elects not to convert any of the Principal Amount of this Debenture, the Conversion Price in effect after the effective date of such Merger shall be increased or decreased, as the case may be, in proportion to any decrease or increase in the number of outstanding Shares resulting from such Merger so that the Lender, upon exercising the Conversion Right after the effective date of such Merger, will be entitled to receive the aggregate number of Shares or other securities, if any, which the Lender would have been entitled to receive as a result of such Merger if, on the effective date thereof, the Lender had been the registered holder of the number of Shares to which the Lender was theretofore entitled upon exercise of the Conversion Right.

(5)            In the case of any reclassification of, or other change in, the outstanding Shares (other than a change referred to in Section 4.3(1), Section 4.3(2), Section 4.3(3) or 4.3(4) hereof), the Conversion Price shall be adjusted in such manner, if any, and at such time, as the Board of Directors of the Borrower determines to be appropriate on a basis consistent with the intent of this Section 4.3; provided that if at any time a dispute arises with respect to adjustments provided for in this Article 4, such dispute will be conclusively determined by the auditors of the Borrower or if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by action by the directors of the Borrower, acting reasonably, and any such determination will be binding on the Borrower and the Lender. The Borrower will provide such auditors or accountants with access to all necessary records of the Borrower. If and whenever at any time after the date hereof there is a reclassification or redesignation of the Shares outstanding at any time or change of the Shares into other shares or into other securities (other than as set out in Section 4.3(1), (2), (3) or (4)), or a consolidation, amalgamation or merger of the Borrower with or into any other corporation or other entity (other than a consolidation, amalgamation or merger which does not result in any reclassification or redesignation of the outstanding Shares or a change of the Shares into other shares and other than as set forth in Section 4.3(4)), or a transfer of the undertaking or assets of the Borrower as an entirety or substantially as an entirety to another corporation or other entity (any of such events being called a “Capital Reorganization”), the Lender, upon the exercising the Conversion Right, after the effective date of such Capital Reorganization, will be entitled to receive in lieu of the number of Shares to which the Lender was theretofore entitled upon such exercise, the aggregate number of shares, other securities or other property, if any, which the Lender would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, the Lender had been the registered holder of the number of Shares to which such Lender was theretofore entitled upon exercise of the Conversion Right. If determined appropriate by action of the directors of the Borrower, appropriate adjustments will be made as a result of any such Capital Reorganization in the application of the provisions set forth in this Section 4.3 with respect to the rights and interests thereafter of the Lender to the end that the provisions set forth in this Section 4.3 will thereafter correspondingly be made applicable as nearly as may reasonably be in relation to any shares, other securities or other property thereafter deliverable upon the exercise of the Conversion Right. Any such adjustment must be made by and set forth in an amendment to this Debenture approved by action by the directors of the Borrower, acting reasonably, and will for all purposes be conclusively deemed to be an appropriate adjustment.

(6)            In any case in which this Section 4.3 shall require that an adjustment shall become effective immediately after a record date for an event referred to herein, the Borrower may defer, until the occurrence of such event, issuing to the Lender before the occurrence of such event, the additional Shares issuable upon such conversion by reason of the adjustment required by such event before giving effect to such adjustment; provided, however, that the Borrower shall deliver to the Lender an appropriate instrument evidencing the Lender’s right to receive such additional Shares upon the occurrence of the event requiring such adjustment and the right to receive any distributions made on such additional Shares declared in favour of holders of record of Shares on and after the Issue Date or such later date as the Lender would, but for the provisions of this Section 4.3(6), have become the holder of such additional Shares pursuant to Section 4.3(2).

(7)            The adjustments provided for in this Section 4.3 are cumulative and shall apply to successive subdivisions, redivisions, reductions, combinations, consolidations, distributions, issues or other events resulting in any adjustment under the provisions of this Section, provided that, notwithstanding any other provision of this Section, no adjustment of the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments which by reason of this Section 4.3(7) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

Section 4.4 Limitations on Conversions

Notwithstanding anything to the contrary in this Debenture, in no event (including, for greater certainty, on maturity) shall the Borrower issue, be required to issue or be deemed to have issued a number of Shares upon conversion, payment or otherwise pursuant to this Debenture (including, for greater certainty on account of any principal, interest, or any other amount, if any), and the Debentureholder shall not have the right to convert or receive payment (on maturity or otherwise) in respect of any portion of this Debenture pursuant to the terms and conditions this Debenture and any such conversion or payment shall be null and void and treated as if never made, in each case, to the extent that after giving effect to such conversion or payment, as the case may be, the Debentureholder together with the other Attribution Parties collectively would beneficially own or exercise control or direction over, directly or indirectly in excess of 4.99% (the “Maximum Percentage”) of the Shares outstanding immediately after giving effect to such conversion or payment, as the case may be. In the event that the issuance of Shares under this Debenture on the Maturity Date (and not prior to) would result in Debentureholder (collectively with any other Attribution Parties) beneficially owning or being able to exercise control or direction over, directly or indirectly, the Maximum Percentage of the Shares outstanding immediately after giving effect to such conversion or issuance, such number of Shares up to but not in excess of the Maximum Percentage shall be issued and after such number of Shares have been issued, this Debenture and any remaining amounts outstanding hereunder shall be automatically deemed to be surrendered and cancelled. For purposes of this paragraph, the aggregate number of Shares beneficially owned by the Debentureholder and the other Attribution Parties shall include the number of Shares held by the Debentureholder and all other Attribution Parties plus the number of Shares issuable upon conversion of this Debenture (or any payment made in Shares in connection with this Debenture) with respect to which the determination of such sentence is being made, but shall exclude Shares which would be issuable upon (a) conversion of the remaining, nonconverted portion of this Debenture beneficially owned by the Debentureholder or any of the other Attribution Parties and (b) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Borrower (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by the Debentureholder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained herein. For purposes of this Debenture, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of outstanding Shares the Debentureholder may acquire hereunder without exceeding the Maximum Percentage, the Debentureholder may rely on the number of outstanding Shares as reflected in the most recent of (x) the Borrower’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Borrower or (z) any other written notice by the Borrower or its transfer agent, if any, setting forth the number of Shares outstanding (the “Reported Outstanding Share Number”). If the Borrower receives a Conversion Notice from the Debentureholder at a time when the actual number of outstanding Shares is less than the Reported Outstanding Share Number, the Borrower shall notify the Debentureholder in writing of the number of Shares then outstanding and, to the extent that such conversion notice would otherwise cause the Debentureholder’s beneficial ownership to exceed the Maximum Percentage, Debentureholder must notify the Borrower of a reduced number of Shares to be converted pursuant to such conversion notice. For any reason at any time, upon the written or oral request of the Debentureholder , the Borrower shall within two Business Days confirm orally and in writing or by electronic mail to the Debentureholder the number of Shares then outstanding. In any case, the number of outstanding Shares shall be determined after giving effect to the conversion or exercise of securities of the Borrower, including this Debenture, by the Debentureholder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Shares to the Debentureholder upon conversion of this Debenture or payment of interest in Shares results in the Debentureholder and the other Attribution Parties being deemed to beneficially own or exercise control or direction over, directly or indirectly, in the aggregate, more than the Maximum Percentage of the number of outstanding Shares (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Debentureholder and the other Attribution Parties’ aggregate beneficial ownership or control exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Debentureholder shall not have the power to vote or to transfer the Excess Shares. The provisions of this paragraph shall be construed and implemented in strict conformity with the terms of this Section 4.4 to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 4.4 or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived whatsoever and shall apply to a successor holder of this Debenture.

Section 4.5 No Requirement to Issue Fractional Shares

The Borrower shall not be required to issue fractional Shares upon the conversion of this Debenture or any amounts owing hereunder. If any fractional interest in a Share, would, except for the provisions of this Section 4.5, be deliverable upon the conversion of any amount hereunder, the number of Shares to be issued shall be rounded down to the nearest whole Share and no consideration shall be payable for the fractional interest in a Share so reduced.

Section 4.6 Borrower to Have Shares Available

The Borrower covenants with the Lender that it will at all times reserve and keep available out of its authorized Shares, solely for the purpose of issue upon exercise of the Conversion Right, and have available to allot to the Lender, such number of Shares as shall then be issuable upon the conversion of this Debenture. The Borrower covenants with the Lender that all Shares which shall be so issuable in accordance with the terms of this Debenture shall be duly and validly issued as fully paid and non-assessable upon issuance.

Section 4.7 Certificate as to Adjustment

The Borrower shall from time to time, immediately after the occurrence of any event which requires an adjustment or readjustment as provided in Section 4.3, deliver an officer’s certificate to the Lender specifying the nature of the event requiring the same and the amount of the adjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Subject to the dispute resolution procedure in Section 4.3(5), such certificate shall be binding and determinative of the adjustment to be made, absent manifest error.

Section 4.8 Shareholder of Record

For all purposes, on the Issue Date the Lender shall be deemed to have become the holder of record of the Shares into which the Converted Debenture Amount is converted in accordance with Section 4.2.

Section 4.9 Resale Restrictions, Legending and Disclosure

By its acceptance hereof the Lender acknowledges that this Debenture and the Shares issuable upon conversion hereof will be subject to certain resale restrictions under Applicable Laws, and the Lender agrees to comply with all such Applicable Laws. The Lender further acknowledges and agrees that all Share certificates will bear the legend substantially in the form set out in Schedule D. The Lender acknowledges that the Borrower will be required to provide to the applicable securities regulatory authorities the identity and other personal information of the Lender and its principals and the Lender hereby agrees thereto.

Article 5 – RIGHTS OF Debentureholder

Section 5.1 Distribution on Dissolution, Etc.

Subject to Applicable Law and the rights of any holders of any secured debt ranking in priority to the Lender, upon any sale, in one transaction or a series of transactions, of all, or substantially all, of the assets of the Borrower or distribution of the assets of the Borrower upon any dissolution or winding-up or total liquidation of the Borrower, whether in bankruptcy, liquidation, re-organization, insolvency, receivership or other similar proceedings or upon an assignment to or for the benefit of creditors of the Borrower or otherwise any payment or distribution of assets of the Borrower, whether in cash, property or security, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee of or for the benefit of creditors or other liquidating agent of the Borrower making such payment or distribution, directly to the holder of this Debenture or its representatives, to the extent necessary, to be applied against the Obligations under this Debenture in full.

Section 5.2 Certificate Regarding Creditors

Upon any payment or distribution of assets of the Borrower referred to in Section 5.1 above, the Debentureholder shall be entitled to rely upon a certificate of the trustee in bankruptcy, receiver, assignee of or for benefit of creditors, liquidator or other liquidating agent of the Borrower making such payment or distribution, delivered to the Debentureholder, for the purpose of ascertaining the persons entitled to participate in such distribution, and other indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 5.2.

Section 5.3 Rights of Debentureholder Reserved

Nothing contained in this Article 5 or elsewhere in this Debenture is intended to or shall impair, as between the Borrower and the Debentureholder, the obligation of the Borrower, which is absolute and unconditional, to pay to the Debentureholder the Principal Amount and interest thereon, as and when the same shall become due and payable in accordance with their terms, nor shall anything herein prevent the Debentureholder from exercising all remedies otherwise permitted by Applicable Law upon the occurrence and continuance of an Event of Default.

Section 5.4 Payment of Debenture Permitted

Nothing contained in this Debenture shall:

(a)	prevent the Borrower from making payments of the Principal Amount, interest and other amounts to the Debentureholder under this Debenture as herein provided;

(b)	prevent the conversion of this Debenture into Shares as herein provided or as otherwise permitted according to law, including in connection with a bankruptcy, reorganization, insolvency, or other arrangement with creditors, of the Borrower; and

(c)	prevent the redemption of this Debenture by the Borrower as herein provided or as otherwise permitted according to Applicable Law.

Article 6 – Covenants of the Borrower

Section 6.1 Positive Covenants

The Borrower covenants and agrees that:

(1)            Maintain Corporate Existence. The Borrower shall maintain its corporate existence, and preserve its rights, powers, licenses and privileges which are necessary or material to the conduct of its business, and not materially change the nature of its business;

(2)            Compliance with Laws. Each of the Borrower and its Subsidiaries shall comply in all material respects with all Applicable Laws, except for such contraventions or violations that would not reasonably be expected to result in a Material Adverse Effect;

(3)            Maintain Books and Records. The Borrower shall, and shall cause each of its Subsidiaries to, keep adequate and accurate records and books of account in which complete entries will be made reflecting all financial transactions and prepare its financial statements in accordance with generally accepted accounting principles;

(4)            Payment of Taxes. Each of the Borrower and its Subsidiaries shall pay and discharge promptly all Taxes assessed or imposed upon it or its property as and when the same become due and payable save and except where (i) it contests in good faith the validity thereof by proper legal proceedings or (ii) the failure to make such payment would not reasonably be expected to result in a Material Adverse Effect;

(5)            Payment of Obligations. The Borrower shall pay all principal, interest and other amounts owing to the Lender hereunder promptly when due;

(6)            Performance of Covenants. The Borrower shall promptly perform and satisfy all covenants and obligations to be performed by it under this Debenture;

(7)            Insurance. Each of the Borrower and its Subsidiaries shall maintain in force insurance policies with reputable insurance companies with respect to its properties and business against such casualties and contingencies, of such types, on such terms and in such amounts as is customary in the case of similarly situated entities engaged in the same or a similar business operating in the same or similar locations;

(8)            Maintain Listing. The Borrower shall use reasonable commercial efforts to maintain the listing of the Shares on at least one recognized stock exchange and maintain the Borrower’s status as a reporting issuer or its equivalent in any foreign jurisdiction in accordance with the requirements of Applicable Laws; and

(9)            Notice of Event of Default. The Borrower shall promptly, and in any event within ten (10) Business Days after a responsible officer of the Borrower becoming aware, give notice to the Lender of the existence of any Event of Default that is continuing.

Section 6.2 Negative Covenants

The Borrower covenants and agrees that, without the prior written consent of the Debentureholder:

(1)            Distributions. The Borrower shall not declare, pay or make any dividend or other distribution on any shares in the capital of the Borrower or authorize the repurchase of any shares in the capital of the Borrower other than in connection with a normal course issuer bid conducted by the Borrower;

(2)            Related Party Transactions. The Borrower shall not enter into any contract or transaction with any related party except for (a) the purchase and/or sale of goods and/or services at fair market value or with Subsidiaries; (b) the issuance of securities of the Borrower; (c) amendments to the terms of previously issued securities that are approved by the TSX; (d) internal reorganizations that are not otherwise prohibited hereunder; (e) providing equity-based compensation to employees, officers or directors, or persons occupying similar roles; and (f) other transactions in the ordinary course of the business of the Borrower and/or its Subsidiaries; and

(3)            Mergers. The Borrower shall not enter into any Merger unless:

(a)	the continuing corporation or other entity formed by the applicable consolidation, amalgamation or merger, or the Person that acquires by transfer, sale or lease all or substantially all of the assets of the Borrower, as the case may be, executes and delivers to the Lender its assumption in writing of the due and punctual performance and observance of each covenant and condition of this Debenture; and

(b)	no Event of Default is continuing on the date of such transaction or would occur as a result of such transaction.

Article 7 – Events of Default

Section 7.1 Events of Default

(1)            Any of the following shall constitute an Event of Default under this Debenture (each an “Event of Default”):

(a)	the Principal Amount owing hereunder shall not be paid when due;

(b)	if the Borrower fails to pay when due any interest or other amount owing by the Borrower to the Lender under this Debenture within seven (7) days of being due;

(c)	if the Borrower breaches any representation contained herein, fails to observe, perform or comply with any term, covenant, condition or obligation of the Borrower contained herein or is otherwise in default of any of the provisions contained herein (other than referred in subparagraphs (a) and (b) of this Section 7.1) and such default, if capable of being remedied, is not remedied within thirty (30) Business Days after the Borrower receives written notice of such default from the Lender;

(d)	the Borrower defaults in the performance of or compliance with any covenant, condition or term in the Exchange Agreement and such default remains unremedied for a period of thirty (30) Business Days after Borrower receives written notice of such default from the Lender;

(e)	if any representation or warranty of the Borrower in the Exchange Agreement proves to be untrue in any material respect as at such time as such representation and warranty was made by the Borrower and such default remains unremedied for a period of thirty (30) Business Days after Borrower receives written notice of such default from the Lender;

(f)	if the Borrower shall generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due or if a decree or order of a court having jurisdiction is entered adjudging the Borrower a bankrupt or insolvent, and any such decree or order continues unstayed and in effect for a period of sixty (60) days;

(g)	if the Borrower shall apply for, consent to or acquiesce in the appointment of a trustee, receiver, or other custodian for the Borrower or for a substantial part of the property thereof, or make a general assignment for the benefit of creditors;

(h)	if the Borrower shall, in the absence of such application, consent or acquiescence in Section 7.1(1)(g), become subject to the appointment of a trustee, receiver, or other custodian for the Borrower or for a substantial part of the property thereof, or have a distress, execution, attachment, sequestration or other legal process levied or enforced on or against all or substantially all of the property of the Borrower;

(i)	if the Borrower shall permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower and, if any such case or proceeding is not commenced by the Borrower, such case or proceeding, if contested by the Borrower is not dismissed within one hundred and twenty (120) days;

(j)	any event occurs in relation to the Borrower which is similar or analogous to those set out in Section 7.1(1)(f) to Section 7.1(1)(i) (inclusive) under the laws of any applicable jurisdiction;

(k)	there is a disposition or expropriation of all or substantially all of the property of the Borrower;

(l)	the Borrower fails to pay one or more final and non-appealable judgments rendered against and aggregating in excess of USD$100,000,000 (to the extent not covered by insurance), which judgements are not discharged or effectively waived or stayed for a period of sixty (60) consecutive days; or

(m)	any notes, debenture, bonds or other indebtedness for money borrowed (excluding amounts outstanding under this Debenture) having an aggregate principal amount of at least USD$200,000,000 (or its equivalent in any other currency or currencies determined at the then current exchange rate) or more (hereinafter called “Indebtedness”) of the Borrower shall become prematurely repayable following default, or steps are taken to enforce any security therefor, or the Borrower defaults in the repayment of any such Indebtedness at the maturity thereof or (in the case of Indebtedness due on demand) on demand, or, in either case, at the expiration of any applicable grace period therefor, (if any) or any guarantee of or indemnity in respect of any Indebtedness of others given by the Borrower shall not be honored when due and called upon.

(2)            If an Event of Default described in Section 7.1(1)(f), Section 7.1(1)(g), Section 7.1(1)(h), Section 7.1(1)(i), or Section 7.1(1)(j) shall occur and be continuing, the entire unpaid Principal Amount of this Debenture, and all accrued and unpaid interest on this Debenture shall become immediately due and payable without any declaration or other act on the part of the Lender. Upon the occurrence and continuance of any Event of Default described in Section 7.1(1)(a), Section 7.1(1)(b), Section 7.1(1)(c), Section 7.1(1)(d), Section 7.1(1)(e), Section 7.1(1)(k), Section 7.1(1)(l) or Section 7.1(1)(m), the Lender, upon notice in writing to the Borrower, may proceed to protect, enforce, exercise and pursue any and all rights and remedies available to the Lender under this Debenture, at law or in equity.

Section 7.2 Waiver of Default

Upon the occurrence and continuance of any Event of Default hereunder the Lender shall have the power to waive any Event of Default and the Lender shall thereupon be deemed to have waived the Event of Default upon such terms and conditions as shall be prescribed in such waiver.

Article 8 – Mutilation, Loss, Theft or Destruction of Debenture Certificate

In case this Debenture certificate shall become mutilated or be lost, stolen or destroyed, the Borrower, shall issue and deliver, a new replacement Debenture certificate upon surrender and cancellation of the mutilated Debenture certificate or, in the case of a lost, stolen or destroyed Debenture certificate, in lieu of and in substitution for the same. In the case of loss, theft or destruction, the applicant for a substituted Debenture certificate shall furnish to the Borrower such evidence of the loss, theft or destruction of this Debenture certificate as shall be satisfactory to the Borrower in its discretion and shall also furnish an indemnity and surety bond satisfactory to the Borrower in its discretion. The applicant shall pay all reasonable expenses incidental to the issuance of any substituted Debenture certificate.

Article 9 – General

Section 9.1 Taxes, etc.

All payments made by the Borrower to the Lender under this Debenture shall be made free and clear of, and without deduction for or on account of, any Taxes now or hereafter imposed by any official body in any jurisdiction. If any Taxes are required to be withheld or deducted from any amounts payable by the Borrower to the Lender hereunder, the Borrower shall:

(a)	within the time period for payment permitted by Applicable Law, pay to the appropriate governmental body the full amount of such Taxes and any additional Taxes in respect of the payment required under Section 9.1(b) hereof and make such reports and filings in connection therewith in the manner required by Applicable Law; and

(b)	pay to the Lender an additional amount (“Additional Amounts”) which (after deduction of all Taxes incurred by reason of the payment or receipt of such Additional Amount) will be sufficient to yield to the Lender the full amount which would have been received by it had no deduction or withholding been made.

However, the foregoing obligation to pay Additional Amounts does not apply to:

(a)	any Canadian withholding Taxes imposed on a payment to the Lender or beneficial owner of this Debenture (or the right to receive interest payable on this Debenture) by reason of the Borrower not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with the Lender or beneficial owner of Debenture (or the right to receive interest payable on this Debenture) at the time of the payment;

(b)	any Canadian withholding Taxes imposed on a payment to the Lender or beneficial owner of this Debenture by reason of the Lender or beneficial owner being a “specified non-resident shareholder” of the Borrower (as defined in subsection 18(5) of the Income Tax Act (Canada)) or by reason of such the Lender or beneficial owner not dealing at arm’s length with a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of the Borrower;

(c)	any withholding Taxes imposed on a payment to the Lender, former Lender or beneficial owner of Debenture by reason of the Lender’s, former Lender’s or beneficial owner’s failure to comply with any certification, identification, information, documentation or other reporting requirement if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Taxes; or

(d)	Taxes imposed on or measured by net income or net profits (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of the Lender being organized under the laws of, or having its principal office, or in the case of any Lender, its applicable lending office, located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax.

Upon the request of the Lender, the Borrower shall furnish to the Lender the original or a certified copy of a receipt for (or other satisfactory evidence as to) the payment of each of the Taxes (if any) payable in respect of such payment. If the Lender receives a refund of any Taxes with respect to which the Borrower has paid any additional amount under this Section 9.1, the Lender shall pay over such refund to the Borrower. For greater certainty, nothing herein is intended to require payment by the Borrower to or for the Lender in respect of any Taxes payable by the Lender in respect of Taxes on the Lenders’ own income, capital, capital gains, dividends, or other earnings realized pursuant to payments made pursuant to the terms of this Debenture.

Section 9.2 Notice

Any demand, notice, direction or other communication to be made or given hereunder (in each case, “Communication”) shall be in writing and shall be made or given by personal delivery, by courier or email transmission, or sent by registered mail, charges prepaid, addressed to the Borrower and the Lender respectively as follows:

(a)	if to the Borrower:

Canopy Growth Corporation

1 Hershey Drive

Smith Falls, ON, K7A 0A8

Attention: Tom Stewart

Email: contracts@canopygrowth.com

With a copy to (which shall not constitute notice)

Cassels Brock & Blackwell LLP

Suite 3200, Bay Adelaide Centre – North Tower

40 Temperance St.

Toronto, Ontario, M5H 0B4

Attention: Jonathan Sherman

Email: jsherman@cassels.com

(b)	if to the Lender:

MMCAP International Inc. SPC

c/o MM Asset Management Inc.

161 Bay St. Ste 2240 BOX 600 Toronto, On, M5J2S1

Email:         matt@mmcap.ky

Attention: Matthew MacIsaac

or any substitute address or email address or department or officer as the Borrower or the Lender may notify to the other by not less than five (5) Business Days’ notice. Any such notice shall take effect, in the case of a letter, at the time of delivery, or in the case of email transmission, at the time of despatch (unless a delivery failure notification is received by the sender within twelve (12) hours of sending such Communication, in which case such notice shall be deemed not to have taken effect).

Section 9.3 Merger of Borrower

By its acceptance hereof, each of the Borrower and the Lender acknowledges and agrees that in the event a Merger occurs, then all references herein to the Borrower shall extend to and include the entity resulting therefrom or which thereafter will carry on the business of the Borrower.

Section 9.4 Set-off

All payments in respect of the obligations of the Borrower under this Debenture shall be paid by the Borrower in accordance with this Debenture without any deduction or withholding (whether in respect of any set-off, counterclaim or otherwise whatsoever) unless the deduction or withholding is required by law.

Section 9.5 Amendments

Except as otherwise provided herein, this Debenture may not be amended or otherwise modified except by an instrument in writing executed by the Borrower and the Lender. Any amendment or waiver effected in accordance with this Debenture will be binding on the Lender, each future holder of this Debenture and any Shares, and the Borrower.

Section 9.6 Waivers

The Lender shall not, by any act, delay, omission or otherwise, be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and executed by an authorized officer of the Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by the Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which the Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

Section 9.7 Registration of Debenture

The Borrower shall cause to be kept a register in which shall be entered the name and latest known address of the Debentureholder. Such register shall at all reasonable times during regular business hours of the Borrower be open for inspection by the Debentureholder. The Borrower shall not be charged with notice of or be bound to see to the performance of any trust, whether express, implied, or constructive, in respect of this Debenture and may act on the direction of the Lender, whether named as trustee or otherwise, as though the Lender were the beneficial owner of this Debenture.

Section 9.8 Transfer of Debenture

No transfer of this Debenture shall be valid unless made in accordance with Applicable Laws and the terms of the Exchange Agreement. Neither the Borrower nor the Lender may assign, transfer or deliver all or any part of its rights or obligations hereunder without the prior written consent of the other.

Section 9.9 Release and Discharge

If the Lender exercises all Conversion Rights attached to this Debenture pursuant to Article 4 hereof or if the Borrower pays all of the Obligations in full to the Lender in cleared funds, the Lender shall release this Debenture and the Borrower shall be, and shall be deemed to have, discharged of all its obligations under this Debenture. The Lender shall then, at the request of the Borrower execute and deliver all such releases and further assurances as may be reasonably required in this regard.

Section 9.10 Successors and Assigns

This Debenture shall enure to the benefit of the Lender and its successors and assigns, and shall be binding upon the Borrower and its successors and permitted assigns.

Section 9.11 Time

Time shall be of the essence of this Debenture.

Section 9.12 Governing Law

This Debenture, and any non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein. The courts of Ontario have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Debenture and any non-contractual obligations arising out of or in connection with it and accordingly any legal action or proceedings arising out of or in connection with this Debenture or any such obligations may be brought in such courts. The Borrower and the Lender irrevocably waive any objection which it might now or hereafter have to the courts of Ontario being nominated as the forum to hear and determine any such legal action or proceedings and agrees not to claim that any such court is not a convenient or appropriate forum.

Section 9.13 Further Assurances

The Borrower shall forthwith, at its own expense and from time to time, do or file, or cause to be done or filed, all such things and shall execute and deliver all such documents, agreements, opinions, certificates and instruments reasonably requested by the Lender or its counsel as may be necessary or desirable to complete the transactions contemplated by this Debenture and carry out its provisions and intention.

Schedule B – Conversion Notice

TO:         CANOPY GROWTH CORPORATION (the “Borrower”)

Pursuant to the Senior Unsecured Convertible Debenture (the “Debenture”) of the Borrower issued to the undersigned on [●], 2026 the undersigned hereby notifies you that $________________ of the principal amount outstanding under the Debenture shall be converted into Shares of the Borrower and is hereby owing to the undersigned by the Borrower, all in accordance with the terms of the Debenture on ________________, 20___.

The certificates representing the Shares to be issued shall be registered as follows:

Name	Address for Delivery	Number of Shares

Any capitalized term in this Conversion Notice that is not otherwise defined herein, shall have the meaning ascribed thereto in the Debenture.

The undersigned represents, warrants and certifies as follows (one (only) of the following must be checked):

☐	(A) the undersigned holder is the original purchaser of the Debenture and (a) purchased the Debenture directly from the Borrower pursuant to the terms and conditions of the Exchange Agreement; (b) is converting the Debenture (or a portion thereof) solely for its own account or for the account of the original beneficial owner, if any; (c) each of the undersigned and any beneficial owner is on the date of exercise of the Debenture, an “accredited investor” within the meaning of Rule 501(a) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”); and (d) all the representations, warranties and covenants agreed upon or made by the Lender during the purchase of the Debenture from the Borrower continue to be true and correct as if duly executed as of the date hereof; OR

☐	(B) the undersigned holder is the original purchaser of the Debenture and (a) purchased the Debenture directly from the Borrower pursuant to the terms and conditions of the Exchange Agreement; (b) is converting the converting the Debenture (or a portion thereof) solely for its own account or for the account of the original beneficial owner, if any, and for whose account such original purchaser exercises sole investment discretion; (c) each of it and any beneficial owner was on the date the Debenture was purchased from the Borrower, and is on the date of conversion of the Debenture, a “qualified institutional buyer” (as that term is used in Rule 144A of the U.S. Securities Act and is also an “accredited investor” that satisfies one or more of the criteria set forth in Rule 501(a) of Regulation D under the U.S. Securities Act); and (d) all the representations, warranties and covenants agreed upon or made by the Lender, or any beneficial purchaser, as the case may be during the purchase of the Debenture from the Borrower continue to be true and correct as if duly executed as of the date hereof; OR

☐	(C) the undersigned holder is tendering with this exercise form a written opinion of counsel of recognized standing in form and substance reasonably satisfactory to the Borrower to the effect that the issuance of the Shares to be delivered upon conversion of the Debenture have been registered under the U.S. Securities Act and all applicable state securities laws of the United States or such issuance is exempt from such registration requirements.

(Print name as name is to appear on Share Certificate)

The undersigned holder understands that a certificate or direct registration statement representing the Shares shall be issued bearing a legend restricting transfer under the United States Securities Act of 1933, as amended, and applicable state securities laws unless an exemption from registration is available (as described in the Debenture and the Exchange Agreement).

B - 1

The undersigned hereby acknowledges that the undersigned is aware that the Shares received on exercise shall be subject to restrictions on resale under applicable securities legislation. The undersigned hereby further acknowledges that the Borrower will rely upon the confirmations, acknowledgements and agreements set forth herein, and agrees to notify the Borrower promptly in writing if any of the representations or warranties herein ceases to be accurate or complete.

DATED this _____ day of ___________________, 20__.

[NAME]

By:
Name:
Title:

Schedule C – Form of Transfer

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to:

(Name)

(Address)

(the “Transferee”), of $_______________ principal amount of Senior Unsecured Convertible Debenture of Canopy Growth Corporation issued on [●], 2026 registered in the name of the undersigned on the register of Debenture represented by the attached Debenture, and irrevocably appoints _________________________ as the attorney of the undersigned to transfer to the Transferee the said principal amount of the Debenture on the books or register of transfer, with full power of substitution.

Any capitalized term in this Form of Transfer that is not otherwise defined herein, shall have the meaning ascribed thereto in the Debenture.

The undersigned hereby represents, warrants and certifies that (one (only) of the following must be checked):

☐         (A)         the transfer is being made only to the Borrower;

☐	(B) the transfer is being made outside the United States in compliance with rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) and in compliance with local laws and regulations and the undersigned has furnished to the Borrower and the Borrower’s transfer agent an opinion of counsel of recognized standing in form and substance reasonably satisfactory to the Borrower to such effect;

☐	(C) the transfer is being made in accordance with (1) Rule 144A under the U.S. Securities Act, or (2) Rule 144 under the U.S. Securities Act and, in each case, in compliance with applicable state securities laws and the undersigned has furnished to the Borrower and the Borrower’s transfer agent an opinion of counsel of recognized standing in form and substance reasonably satisfactory to the Borrower to such effect; or

☐	(D) the transfer is being made in accordance with a transaction that does not require registration under the U.S. Securities Act or any applicable state securities laws and the undersigned has furnished to the Borrower an opinion of counsel of recognized standing in form and substance reasonably satisfactory to the Borrower to such effect.

DATED the ________ day of _____________________, __________.

[NAME]

By:
Name:
Title:

Note to Debentureholder: In order to transfer the Debenture, this transfer form must be delivered to ____________.

Note to Debentureholder: The signature on this transfer form must correspond with the name as recorded on the face of the certificate in every particular without alteration or enlargement or any change whatsoever or this transfer form must be signed by a duly authorized trustee, executor, administrator, curator, guardian, attorney of the Debentureholder or a duly authorized signing officer in the case of a corporation. If this transfer form is signed by any of the foregoing, or any person acting in a fiduciary or representative capacity, the Certificate must be accompanied by evidence of authority to sign.

Schedule D – Legends

All certificates representing the Shares issued pursuant to this Debenture shall bear the following legend:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO CANOPY GROWTH CORPORATION (THE “BORROWER”), (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH LOCAL LAWS AND REGULATIONS, (C) IN ACCORDANCE WITH (1) RULE 144A UNDER THE U.S. SECURITIES ACT, OR (2) RULE 144 UNDER THE U.S. SECURITIES ACT AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (B), (C)(1), (C)(2) OR (D) ABOVE, A LEGAL OPINION REASONABLY SATISFACTORY TO THE BORROWER MUST FIRST BE PROVIDED TO THE BORROWER AND THE BORROWER’S TRANSFER AGENT TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM OR NOT SUBJECT TO REGISTRATION UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.”

The Borrower acknowledges and agrees that the Debentureholder may from time to time, subject to applicable law, pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Shares issued upon exercise of the Debentures to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the U.S. Securities Act and, if required under the terms of such arrangement, the Debentureholder may transfer pledged or secured securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Borrower and no legal opinion of counsel to the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the Debentureholder expense, the Borrower will execute and deliver such reasonable documentation as a pledgee or secured party of securities may reasonably request in connection with a pledge or transfer of the securities, including, if the securities are subject to registration pursuant to the applicable registration rights agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the U.S. Securities Act or other applicable provision of the U.S. Securities Act to appropriately amend the list of Selling Securityholder (as defined in the registration rights agreement) thereunder.